Exhibit 10.2

December 5, 2022

Mr. Anders Gustafsson
Chief Executive Officer
Zebra Technologies Corporation
3 Overlook Point
Lincolnshire, Illinois 60069

Dear Anders:

On behalf of Zebra Technologies Corporation (the “Company”) and its Board of Directors (the “Board”), we want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to support the transition of the new Chief Executive Officer and to provide continued support and expertise to the Company as Executive Chair of the Board (“Executive Chair”).

This letter agreement (“Agreement”) amends the terms of the Employment Agreement by and between you and the Company, dated as of May 6, 2010 (the “Employment Agreement”), as follows:

Term. Your service as Chief Executive Officer will continue through February 28, 2023 (the “Termination Date”) and you will retire from such position upon your successor assuming the position of Chief Executive Officer, effective March 1, 2023. Following the Termination Date, you agree to serve as Executive Chair and an employee until the 2024 Annual General Meeting of Stockholders (the “2024 AGM”) expected to occur in May 2024 (the “Term”); provided, however, your employment with the Company may be terminated for any reason prior to the expiration of the Term by the Company or by you. Upon the expiration of the Term, it is expected that you will remain a member of the Board, subject to your re-election by the Company’s stockholders.

Duties. In your role as Executive Chair, you agree to provide transition and other related services to the Company during the Term to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer. In addition, you will also perform the duties normally assigned to an Executive Chair of a publicly-traded corporation, which will include, but not be limited to, (i) chairing meetings of the Board and the Company’s stockholders, (ii) preparing the agenda for meetings of the Board in coordination with the Chief Executive Officer and Lead Independent Director as well as members of the Board, (iii) consulting with and supporting the incoming Chief Executive Officer with the new roles and responsibilities, and (iv) assisting in communications with investors, analysts and other third parties, as needed. As Executive Chair, you shall report directly to the Board. You and the Company agree that based on the anticipated level of services that you will perform for the Company during the Term, you are not expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Term. However, during the Term you will be able to perform services outside of the Company, such as consulting, advisory and other director positions, subject to the Company’s internal policies, including the Company’s Corporate Governance Guidelines and provided that such services do not interfere with the performance of your duties to the Company or violate any restrictive covenant between you and the Company.

Resignation of Officer Positions. Upon the Termination Date (or your earlier termination of your employment for any reason), unless otherwise agreed to be the parties, you shall be deemed to have resigned, without any further action by you, from any and all officer positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. For the avoidance of doubt, this paragraph is not intended to impact any entitlement that you may have to severance under the terms of the Employment Agreement, as further described below.

Compensation. During the Term, you shall be eligible for the following compensation:

(a)your gross compensation will be $200,000 on an annual basis, payable on a bi-weekly basis in the amount of $7,692.31;

(b)subject to your continued employment through the end of fiscal year 2022, you will remain eligible for an annual incentive bonus for fiscal year 2022, payable based on actual performance during fiscal year 2022, with such bonus to be paid at the same time bonuses are paid to the Company’s other executive officers (but in any event no later than 2 1/2 months following the conclusion of fiscal year 2022);

(c)subject to your continued employment through the Termination Date, you will remain eligible to receive a pro rata annual incentive bonus for fiscal year 2023, payable based on actual performance during fiscal year 2023, with such bonus to be paid at the same time bonuses are paid to the Company’s other executive officers (but in any event no later than 2 1/2 months following the conclusion of fiscal year 2023);

(d)your benefits arrangements will continue at the same level that they have been during 2022; provided, however, you will not receive credit for service after the Termination Date under the Company’s 2023 annual incentive program (with the fiscal 2023 annual incentive program payout, if any, governed by clause (c) above) and you will not participate in subsequent years’ annual incentive programs or be eligible to participate in new grants or awards under the Company’s long-term incentive programs (except as provided for in clause (e) below);

(e)effective as of March 1, 2023, you will receive a time-based restricted stock unit award with respect to the Company, with an aggregate grant date fair value of $9,000,000, vesting on the date of the 2024 AGM and subject to the Company’s standard form of award agreement, provided that the Rule of 65 vesting provisions in the Company’s standard form of restricted stock unit award agreement shall not apply to the grant; and

(f)in accordance with the terms of the Company’s 2015 and 2018 Long Term Incentive Plans and Long Term Incentive Agreements, your vesting shall continue as long as you remain an employee or member of the Board and your retirement as Chief Executive Officer will not impact the termination or change in control provisions included in your outstanding equity awards with the Company.

All amounts payable under this Agreement are subject to tax withholdings and standard deductions. During the Term, you will not be eligible for any additional compensation as a result of being a member of the Board. Upon the expiration of the Term, as it is expected that you will remain a member of the Board, subject to approval by the Company’s stockholders and, as a non-

employee member of the Board, you will be eligible for the annual cash retainer and equity grant provided to the Board in accordance with then current Company practices.

Existing Employment Agreement. You and the Company hereby acknowledge and agree that, except as described below, your assumption of the role of Executive Chair and retirement as Chief Executive Officer of the Company does not entitle you to any benefits under the Employment Agreement, including on account of Good Reason (as defined in the Employment Agreement). Accordingly, effective on the Termination Date, you shall not be eligible for severance pay under Paragraph 7 of the Employment Agreement as a result of your assumption of the role of Executive Chair. In the event of your termination of service as Executive Chair prior to the end of the Term by the Board without Cause (as defined in the Employment Agreement) or by you due to Good Reason, you shall be eligible for the severance benefits to the extent payable under Paragraph 7B(1) of the Employment Agreement; provided, however, in no event shall you be entitled to severance benefits upon the expiration of the Term. In addition, you acknowledge that you shall continue to be bound by the covenants set forth in Paragraph 8 of the Employment Agreement including, without limitation, the non-competition, non-solicitation and confidentiality covenants set forth therein.

Further, effective on the Termination Date and notwithstanding anything in the Employment Agreement to the contrary, you shall not be eligible for any Tax Gross-Up Payment (as defined in the Employment Agreement) relating to a change in control of the Company. In the event of a change in control of the Company, if it shall be determined that any payment to you pursuant to this Agreement or any other payment or benefit from the Company, any affiliate, any stockholder of the Company or any other person that constitutes a “parachute payment” as defined by Section 280G of the Code would be subject to the excise tax imposed by Section 4999 of the Code because the total present value of such parachute payments equals or exceeds three times the “Base Amount” (as defined under Section 280G of the Code), then such parachute payments shall be reduced to an amount (the “Reduced Amount”) such that the total present value of all such parachute payments, calculated as provided in Section 280G, equals one dollar less than three times the Base Amount; provided, however, that such reduction shall be made if and only if the Reduced Amount is at least equal to the total amount of all parachute payments prior to such reduction less the amount of the excise tax that would be imposed on you under Section 4999 if the parachute payments were not so reduced. Such reduction shall be done (i) first by reducing all cash parachute payments in the reverse order that they are scheduled to be paid, (ii) next by reducing all performance-vested equity grants, the acceleration of which would result in parachute payments, in proportion to the value of such grants, and (iii) next by reducing all time-vested equity grants, the acceleration of which would result in parachute payments, in the reverse order of the date on which they would otherwise have vested, and you hereby consent to the reduction of any parachute payments, the payment or vesting of which is not governed by this Agreement.

Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, you understand that nothing contained in this Agreement or the Employment Agreement limits your ability to report possible violations of law or regulation to or file a charge or complaint with any federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor the Employment Agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

ZEBRA TECHNOLOGIES CORPORATION

By:    /s/ Michael Smith

Name: Michael Smith
                        Title: Chair of the Board

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Anders Gustafsson
Anders Gustafsson
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